Exhibit 2.6
ASSET PURCHASE AGREEMENT
AMSCAN HOLDINGS, INC.
and
AMERICAN GREETINGS CORPORATION
Dated as of December 21, 2009

ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (the “Agreement”) is entered into on December 21, 2009, by and between Amscan Holdings, Inc., a Delaware corporation (“Buyer”) and American Greetings Corporation, an Ohio corporation (“Seller”). Buyer and Seller are collectively referred to herein as the “Parties.”
     WHEREAS, Seller has determined that it desires to sell and transfer certain assets and processes utilized by Seller in the manufacture and distribution of Party Goods (as hereinafter defined) generally under the “DesignWare” label (the “Business”);
     WHEREAS, Buyer desires to purchase and acquire from Seller such assets utilized in the Business; and
     WHEREAS, subject to the terms and conditions contained in this Agreement, Seller hereby shall sell and transfer and Buyer hereby shall purchase and acquire certain of the assets of the Seller as more fully specified below.
     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.
1. DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.
     As used herein, the following terms will have the following meanings:
     “Acquired Assets” has the meaning set forth in §2.1.
     “Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity and whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority.
     “Additional Standards” has the meaning set forth in §3.6
     “Affiliate” means, as to any specified Person at any time, each Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time.
     “Agreement” has the meaning set forth in the preamble.
     “Amscan” means Amscan Inc., a New York corporation and a wholly-owned subsidiary of Buyer.
     “Bill of Sale” has the meaning set forth in §2.7(a)(ii).
     “Business” has the meaning set forth in the recitals.

     “Business Day” means any weekday other than a weekday on which banks in the State of New York are authorized or required by Legal Requirement to be closed.
     “Buyer” has the meaning set forth in the preamble.
     “Buyer Financial Statements” has the meaning set forth in §4.8.
     “Buyer Indemnitiees” has the meaning set forth in §6.2.
     “Buyer’s Knowledge” means the actual (and not constructive or imputed) knowledge of the following individuals: James M. Harrison, Mike Harrison, Bill Finch, Barry Morin and Eric Stollman.
     “Closing” has the meaning set forth in §2.6.
     “Closing Date” has the meaning set forth in §2.6.
     “Contractual Obligation” means, with respect to any Person, any written contract, agreement, deed, mortgage, lease, license, commitment, undertaking, arrangement or understanding, or other document or written instrument, including without limitation any document or written instrument evidencing or otherwise relating to any Debt (but excluding the charter and by-laws (or similar comparable organizational documents) of such Person), to which or by which such Person is a party or otherwise subject or bound or to which or by which any property or right of such Person is subject or bound.
     “Debt” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) under capital leases or (iv) in the nature of guarantees of the obligations described in clauses (i) through (iii) herein of any other Person.
     “Enforceability Exception” has the meaning set forth in §3.2.
     “Escrow Agent” has the meaning set forth in §2.5.
     “Escrow Agreement” has the meaning set forth in §2.5.
     “Escrow Account” has the meaning set forth in §2.5.
     “Equipment” has the meaning set forth in §2.1(a).
     “Equipment Exhibit” has the meaning set forth in §2.1(a).
     “Excluded Assets” has the meaning set forth in §2.2.
     “Facility” has the meaning set forth in §2.8.
     “GAAP” means United States generally accepted accounting principles.

     “Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.
     “Indemnified Party” has the meaning set forth in §6.5.
     “Indemnifying Party” has the meaning set forth in §6.5.
     “Indemnity Cap” has the meaning set forth in §6.3(e).
     “Indemnity Threshold” has the meaning set forth in §6.3(e).
     “Initial Inventory Exhibit” has the meaning set forth in §2.1
     “Key Buyer Customers” has the meaning set forth in §4.9.
     “Key Seller Customers” has the meaning set forth in §3.13.
     “Legal Requirement” means any United States federal, state, or local or any foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any order, judgment or decree of any Governmental Authority.
     “Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due).
     “Lien” means any mortgage, pledge, lien, security interest, charge, adverse or prior claim, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including without limitation a capital lease), transfer for the purpose of subjection to the payment of any Debt or other obligation, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom; provided, however, that the term “Lien” shall not include (i) statutory liens for Taxes, special assessments, or other governmental charges to the extent that the payment thereof is not in arrears or otherwise due or is being contested in good faith by appropriate proceedings, or for which adequate reserves have been set aside in accordance with GAAP, (ii) imperfections in title or encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not impair its use in the operations of the Business as currently conducted, (iii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises or property rented to the extent that no payment or performance under any such lease or rental agreement is in arrears or is otherwise due or for which adequate reserves have been set aside in accordance with GAAP, (iv) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security, (v) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure claims for labor, materials or supplies and other like liens, which secure obligations to the extent that payment thereof is not in arrears or otherwise due or for which adequate reserves have been set aside in accordance with GAAP, (vi) as to any leased assets or properties (including pursuant to financial or capital leases), rights of the lessors thereof, (vii) purchase money security interests, to the extent such lien attaches only to the asset so purchased, (ix) restrictions on the transfer of securities arising under federal and state securities laws; (x) any lien arising or resulting from any action taken by Buyer, Amscan or any of their Affiliates, (xi) relating to imperfections or defects in title that do not materially adversely affect the value or use of the applicable asset in the conduct of the Business as presently conducted, (xii) to which Buyer consents in writing, and (xiii) liens resulting from the provisions of governing Legal Requirements of general application.
     “Loss(es)” has the meaning set forth in §6.1.
     “Material Adverse Effect” means with respect to the Business, any change in, or effect on, the Acquired Assets that, when considered either singly or in the aggregate, would result in a material adverse effect on the condition (financial or otherwise) or operations of the Business taken as a whole, other than any such changes or effects resulting from (i) this Agreement, compliance with this Agreement, the transactions contemplated hereby or the announcement or pendency thereof, including any adverse effect resulting from the announcement of the contemplated transaction on any relationship of Seller with any supplier, distributor, customer, vendor, licensor or employee, (ii) to the extent that it does not have a substantially disproportionate effect on the Business, changes in general economic or political conditions or the securities markets in general, (iii) changes in (a) in Legal Requirements or (b) GAAP or its application, and (iv) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to the commencement, continuation or escalation of a war, armed hostilities or other international or national calamity or act of terrorism directly or indirectly involving the United States of America.
     “Ordinary Course of Business” means, with respect to the Business, the ordinary course of business consistent with past custom and practice of such Business.
     “Party” and “Parties” have the meanings set forth in the preamble above.
     “Party Channel” means (i) a retail store or chain of retail stores in which the majority of sales are derived directly from the sale of Party Goods, (ii) retailers who do not operate a physical retail store but sell exclusively via catalogues or the internet and where a majority of sales are derived directly from the sale of Party Goods, and (iii) distributors and wholesalers for which the majority of sales are derived from sales to retailers described in clause (i) and (ii) herein.
     “Party Goods” means all kinds of party goods, including, without limitation, paper and plastic tableware, accessories, novelties and party favors, consistent with the type of party goods currently sold by such Party.
     “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint stock or venture, an unincorporated organization, a Governmental Authority, an estate or other entity or organization.
     “Purchase Price” has the meaning set forth in §2.5.

     “Restricted Part(ies)” has the meaning set forth in § 5.4.
     “Retained Liability” has the meaning set forth in § 2.3.
     “Seller” has the meaning set forth in the preamble.
     “Seller Disclosure Schedule” has the meaning set forth in §3.
     “Seller Financial Statements” has the meaning set forth in §3.12.
     “Seller Indemnitees” has the meaning set forth in §6.1.
     “Seller’s Knowledge” means the actual (and not constructive or imputed) knowledge of the following individuals: Michael Goulder, Gary Kopechek, Chad Andersen, Sue Mackey, Michael Brown, Rick Buzby and Bob Kucinski.
     “Sold True-Up Inventory” has the meaning set forth in §2.4(a)(ii).
     “Subsequent Closing Date” means 12:01 am (Eastern) on March 1, 2010.
     “Target Inventory Value” has the meaning set forth in §2.4(a)(i).
     “Tax” or “Taxes” means any United States federal, state, or local or any foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, including any interest, penalty, or addition thereto.
     “Territory” has the meaning set forth in §5.4(a).
     “Transaction Documents” means this Agreement and all documents entered into in connection with this Agreement, including a Supply Agreement and a License Agreement entered into of even date herewith between the Parties or their Affiliates, and all documents entered into pursuant to any document entered into pursuant to this Agreement.
     “Transition Period” has the meaning set forth in §2.8.
     “True-Up Inventory” has the meaning set forth in §2.1(b).
     “Third Party Claim” has the meaning set forth in §6.5.
     “Valid Inventory Dispute” has the meaning set forth in §2.9.
2. ACQUISITION OF ASSETS BY BUYER.
     2.1. Purchase and Sale of Assets. Seller agrees to sell and transfer to Buyer, and Buyer agrees to purchase and acquire from Seller, and subject to and upon the other terms and conditions contained herein, all of Seller’s right, title and interest in and to the following assets of Seller which are used in the conduct of the Business (the “Acquired Assets”):
     (a) The equipment owned by Seller and used in the conduct of the Business (the “Equipment”), each as set forth on the Equipment Exhibit attached hereto as Exhibit 2.1(a) (the “Equipment Exhibit”), which Equipment Exhibit will include (if available in Seller’s books and records) a listing of each item of equipment and date of purchase;
     (b) the Business, goodwill, and input and processes relating to the manufacture and distribution of Party Goods associated with the Acquired Assets; and
     (c) as determined pursuant to the terms of this Article 2, the True-Up Inventory.
Set forth on Exhibit 2.1 is a listing of Party Goods inventory (the “Initial Inventory Exhibit”), which includes Seller’s inventory number, quantity and the value for each category of Party Goods inventory mutually agreed upon by the Parties. Pursuant to the terms of this Article 2, no later than five (5) business days prior to the Subsequent Closing Date, Buyer shall confirm by delivery to Seller of one or more purchase orders the specific inventory on the Initial Inventory Exhibit which Buyer desires to purchase (collectively, the “True-Up Inventory”). The True-Up Inventory shall thereafter be delivered and the portion of the Purchase Price relating to the True-Up Inventory shall be released from escrow in accordance with Section 2.4(a) hereof.
     2.2. Excluded Assets. There shall be excluded from the Acquired Assets, and the Seller shall retain, all of Seller’s right, title and interest in and to all other assets, properties and rights of Seller and its Affiliates (collectively, the “Excluded Assets”) including:
     (a) all rights of the Seller under the Transaction Documents; and
     (b) any assets of Seller which are not Acquired Assets hereunder.
     2.3. Liabilities Not Assumed. Buyer will not assume or perform any Liabilities of Seller (each, a “Retained Liability”).
     2.4 Timing of Title Transfers. Seller agrees to sell and transfer to Buyer, and Buyer agrees to purchase and acquire from Seller, the Acquired Assets pursuant to the terms of this Agreement. Subject to the foregoing, Buyer and Seller agree as follows:
     (a) Inventory.
     (i) Subject to the terms of this Section 2.4 no later than five (5) Business Days prior to the Subsequent Closing Date, Buyer shall, pursuant to one or more purchase orders, determine the True-Up Inventory; provided, however, that said True-Up Inventory, in the aggregate, shall have a value based on the value set forth on the Initial Inventory Exhibit of at least Four Million Dollars ($4,000,000) (the “Target Inventory Value”); and

     (ii) Subject to the terms of this Section 2.4, upon receipt of any purchase order(s) for True-Up Inventory and notwithstanding any terms therein, Seller shall arrange for shipment of the inventory contained on said purchase order FOB destination. In the event Seller has sold or has commitments or forecasts to sell any of said True-Up Inventory between the Closing Date and receipt of said purchase order(s) (the “Sold True-Up Inventory”), Seller shall notify Buyer of the Sold True-Up Inventory promptly after receipt of Buyer’s purchase order containing such Sold True-Up Inventory and Buyer shall not be entitled to purchase said Sold True-Up Inventory. At such time, Seller shall offer to Buyer substitute True-Up Inventory, if available, and if accepted by Buyer, Buyer shall modify said purchase order accordingly. As a condition to the shipment of any such True-Up Inventory, the following (to the extent not previously provided) shall occur:
(A) Seller shall provide evidence that any Lien on any of the True-Up Inventory to be transferred has been, or on the delivery date will be, released or terminated;
(B) Seller shall deliver to Buyer a Bill of Sale related to such True-Up Inventory in the form attached hereto as Exhibit B; and
(C) Seller and Buyer shall execute and deliver a joint release of the portion of the Purchase Price relating to the True-Up Inventory in accordance with Section 2.5.
     (b) Other Acquired Assets. Title to the Equipment set forth on the Equipment Exhibit, will be transferred to Buyer by Seller on the Closing Date but will remain at the Facility until the Subsequent Closing Date. During the Transition Period, Seller shall lease the Equipment from Buyer for use by Seller on the terms set forth in Section 2.8 hereof. Title to the Acquired Assets described in Section 2.1(b), will be transferred to Buyer by Seller on the Closing Date.
     2.5 Purchase Price. Buyer agrees to purchase the Acquired Assets for Twenty Four Million Eight Hundred and Eighty Thousand Dollars ($24,880,000) (as adjusted pursuant to Section 2.10 hereof, the “Purchase Price”). The Purchase Price will be payable by Buyer on the Closing Date by wire transfer of immediately available funds to an interest bearing escrow account (the “Escrow Account”) with Key Bank National Association (the “Escrow Agent”), pursuant to the terms of an Escrow Agreement in the form attached hereto as Exhibit A (the “Escrow Agreement”). All interest accrued on the Escrow Account will be for the benefit of the Buyer. The Escrow Agreement shall provide for the release of the Purchase Price as follows:
     (a) subject to the satisfaction or waiver of the deliveries described in Section 2.7 hereof, the portion of the Purchase Price relating to the True-Up Inventory, shall be released on the Subsequent Closing Date; provided, however, if any purchase order for True-Up Inventory has been submitted to Seller less than thirty (30) days prior to the Subsequent Closing Date, then that portion of the Escrow Account related to any such purchase order(s) shall not be disbursed until thirty (30) days after delivery by Buyer of such purchase order;
     (b) subject to the satisfaction or waiver of the deliveries described in Section 2.7 hereof, the portion of the Purchase Price relating to the Equipment shall be released on Subsequent Closing Date; and
     (c) subject to the satisfaction or waiver of the deliveries described in Section 2.7 hereof, the balance of the Purchase Price shall be released on the Subsequent Closing Date.
     2.6 The Closing and the Subsequent Closing. The Purchase Price for the Acquired Assets shall be paid on the Closing Date by wire transfer of immediately available funds to the Escrow Account, regardless of the timing of the transfer of title or release of funds from the Escrow Account pursuant to this Agreement. Subject to the foregoing, title to the Acquired Assets described in Section 2.1(a) and (b) shall transfer, and the effective time of the closing of the transfer and sale of such Acquired Assets (the “Closing”) shall be 11:59 p.m. (Eastern) on December 21, 2009 or such other date mutually agreeable to the Parties (the “Closing Date”) and title to the Acquired Assets described in Section 2.1(c) shall transfer FOB destination pursuant to the applicable purchase order and the terms of this Agreement. The transfers and deliveries described in Section 2.7 with regard to transfers and deliveries on each of the Closing Date and the Subsequent Closing Date, as the case may be, hereof shall be mutually interdependent and no transfer or delivery on each of said dates shall be deemed to have occurred until all of the transfers and deliveries provided for in Section 2.7 hereof with regard to transfers and deliveries on each applicable date, shall also have occurred or have been waived.
     2.7 Deliveries by Seller and Buyer.
(a) On the Closing Date, Seller will deliver to the Buyer:
(i) The Escrow Agreement in the form attached hereto as Exhibit A, duly executed by Seller;
(ii) The bill of sale for the Acquired Assets described in Section 2.1(a) and Section 2.1(b) in the form attached hereto as Exhibit B (the “Bill of Sale”), duly executed by Seller;
(iii) Evidence that any Lien on any of the Acquired Assets has been or on the Closing Date will be released or terminated;
(iv) Such other instruments of sale, transfer, conveyance and assignment as the Buyer and its counsel have reasonably requested; and
(v) The Initial Inventory Exhibit.
(b) On the Closing Date, Buyer will deliver to Seller:

(i) Evidence of the wire transfer of the Purchase Price to the Escrow Agent;
(ii) The Escrow Agreement in the form attached hereto as Exhibit A, duly executed by Buyer and the Escrow Agent;
(iii) The Bill of Sale for the Acquired Assets described in Section 2.1(a) and Section 2.1(b) in the form attached hereto as Exhibit B, duly executed by Buyer; and
(iv) Such other instruments of sale, transfer, conveyance and assignment as Seller and its counsel have reasonably requested.
     (c) Upon shipment of any True-Up Inventory if such occurs before the Subsequent Closing Date, or on the Subsequent Closing Date, if no True-Up Inventory has been shipped prior to such date, Buyer and Seller shall make the deliveries described in Section 2.4(a)(ii).
     (d) On or before the Subsequent Closing Date or such other date as mutually agreed upon by the Parties, the Seller shall have:
          (i) Provided access to Buyer to the Facility for purposes of disassembling and shipping the Equipment;
(ii) Delivered the balance of any True-Up Inventory on Buyer’s purchase orders delivered on or before five (5) Business Days prior to the Subsequent Closing Date which, subject to this Agreement, has not previously been shipped; and
(iii) Delivered a final joint release related to the Escrow Account.
(e) On the Subsequent Closing Date, Buyer shall deliver:
(i) A final joint release related to the Escrow Account.
     2.8 Transition Period. From the Closing Date until the Subsequent Closing Date (the “Transition Period”), Seller shall continue to operate the Business in order to wind-down the affairs thereof and transition the same to Buyer on a no more extensive or costly basis as operated historically. It is the intent of the Parties that they will work during the Transition Period with a goal to achieve an orderly transition of inventory and customer orders so that, to the extent practical, on the Subsequent Closing Date, the purpose of this Agreement has been achieved. In connection therewith, Seller shall (i) lease the Equipment from Buyer for One Dollar ($1.00), and (ii) subject to Section 2.4, may sell any inventory related to the Business for its own account and for its own benefit in accordance with its customary practice. During the Transition Period, Seller covenants and agrees to maintain the Equipment in good working condition, normal wear and tear excepted and Seller further covenants and agrees to the provisions set forth in Section 5.5 hereof. Seller hereby grants to Buyer a non-exclusive right of access to the facility located in Kalamazoo, Michigan (the “Facility”) for the purpose of allowing Buyer and its Affiliates, officers, directors, shareholders, employees, agents and consultants to operate and to transition the operation of the Business from the Facility to one or more facilities owned or operated by Buyer. This Agreement shall not operate or be construed to create a landlord-tenant relationship between Seller and Buyer nor to grant an easement in favor of Buyer. Instead, this Agreement is solely intended to allow Buyer access to the Facility for the purposes described herein. Nothing in this Section 2.8 shall be interpreted as a “sale-lease-back” of the Equipment. If not delivered previously pursuant to one or more purchase orders delivered by Buyer to Seller, on or promptly after the Subsequent Closing Date, the True-Up Inventory set forth on any unfulfilled purchase orders shall be delivered to Buyer FOB destination, at a location directed by Buyer.
     2.9 Inventory Valuation. The value of the inventory contained on the Initial Inventory Exhibit and any purchase order(s) submitted by Buyer between the Closing Date and the Subsequent Closing Date, as the case may be, shall be as set forth on the Initial Inventory Exhibit. From and after shipment of any inventory transferred and sold to Buyer pursuant to the terms hereof, Buyer will have ten (10) Business Days days to review the contents thereof and the inventory so delivered and to contest any portions thereof as follows: Buyer and Seller agree that the only basis for disagreement by Buyer with regard to the True-Up Inventory transferred and sold hereunder shall be (i) incorrect quantities of inventory, (ii) inventory that is not in compliance with Legal Requirements or Additional Standards (as defined in Section 3.6) or (iii) inventory that was not listed on Buyer’s purchase order (each, a “Valid Inventory Dispute”).
     2.10 Adjustment to Purchase Price. In the event that on or before the Subsequent Closing Date, Buyer delivers to Seller purchase orders for True-Up Inventory which exceed, in the aggregate the Target Inventory Value, Buyer shall either (a) pay Seller, within thirty (30) days of delivery of such additional True-Up Inventory, dollar for dollar, the amount that said True-Up Inventory exceeds the Target Inventory Value and said amount shall be added to the Purchase Price, or (b) amend the purchase order(s) so that purchase orders for True-Up Inventory equal, in the aggregate, the Target Inventory Value. The Parties acknowledge and agree that the portion of the Purchase Price allocated to the True-Up Inventory shall not be less than the Target Inventory Value unless (a) there is a Valid Inventory Dispute and Seller has no other inventory on-hand to transfer and sell to Buyer hereunder, or (b) Seller does not have inventory on-hand to satisfy the purchase orders, in which case only, to the extent of any such deficiency in the True-Up Inventory, the Purchase Price shall be reduced accordingly.
     2.11 Allocation of Purchase Price. Buyer and Seller agree that the Purchase Price for the Acquired Assets shall be allocated among the Acquired Assets in accordance with Schedule 2.11, which will be prepared by Buyer and Seller in accordance with Section 1060 of the United States Internal Revenue Code of 1986, as amended. Buyer and Seller shall use such allocation of the Purchase Price in all relevant Tax returns.

3. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer that, except as set forth in the disclosure schedule attached to this Agreement (the “Seller Disclosure Schedule”):
     3.1. Organization and Qualification of the Seller. Seller is a corporation that is duly organized, validly existing, and in good standing under the laws of the State of Ohio and has the requisite corporate power and authority to own and use its assets and carry on the Business as it is now being conducted, except where failure to have the same would not have a Material Adverse Effect. Seller is duly qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing has not had, and is not reasonably likely to have, a Material Adverse Effect.
     3.2. Authorization of Transaction. Seller has all requisite corporate power to execute and deliver the Transaction Documents and has taken all corporate action necessary to authorize the consummation of the transactions contemplated by the Transaction Documents and the performance of its obligations contemplated by the Transaction Documents. Each of the Transaction Documents has been duly executed and delivered by Seller and is enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law) (the “Enforceability Exceptions”).
     3.3. Noncontravention. Except as disclosed on Section 3.3 of the Seller Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any material Legal Requirement to which Seller is subject, (ii) result in a material breach or violation of, or default under, or constitute an event which would with the passage of time or the giving of notice or both constitute a default under, or give rise to a right to terminate, amend, modify, abandon or accelerate any material Contractual Obligation of Seller, (iii) require any action by (including any authorization, consent or approval), or in respect of (including notice to), any Person under any material Contractual Obligation of Seller, or (iv) result in a breach or violation of, or default under, Seller’s articles of incorporation or code of regulations.
     3.4. Brokers’ Fees. Seller does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by the Transaction Documents for which Buyer could become liable or obligated.
     3.5. Assets. Seller has good and valid title to and the power to sell or transfer to Buyer, all of the Acquired Assets free and clear of any Liens except as described in Section 3.5 of the Seller Disclosure Schedule. Subject to the terms of this Agreement, the Equipment included in the Acquired Assets, on the Closing Date is, and on the Subsequent Closing Date will be (i) in good operating condition and repair, normal wear and tear excepted, and (ii) have been maintained in accordance with commercially reasonable industry practice by Seller.
     3.6. Inventory. Except as set forth in Section 3.6(a) of the Seller Disclosure Schedule, all inventory on the Initial Inventory Exhibit is, and all True-Up Inventory delivered to Buyer shall be, inventory that, as of the Closing Date, is usable and salable by Buyer in the Ordinary Course of Business, exists on Seller’s active line-lists and does not include any defective items or items of below-standard quality. All items included in the Initial Inventory Exhibit, and delivered as True-Up Inventory (a) is the property of Seller, free and clear of any Liens, (b) is not held by Seller on consignment from others, and (c) complies with all Legal Requirements, as well as the testing and other requirements of Seller and its customers and licensors as set forth in Annex A of the Seller Disclosure Schedule (the “Additional Standards”).
     3.7. Legal and Other Compliance. Seller is in compliance with all applicable Legal Requirements relating to the conduct of the Business and the Acquired Assets, the violation of which would have a Material Adverse Effect, and no action has been filed or commenced or, to Seller’s Knowledge, threatened against it alleging any failure so to comply. Without limiting the generality of the foregoing, Seller shall or does not have to comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.
     3.8. Governmental Approvals. Except for the filings and approvals set forth in Section 3.8 of the Seller Disclosure Schedule and the filings and approvals which the failure to obtain will not have a Material Adverse Effect, no action by or in respect of, declaration, filing or registration with, or notice to, or authorization, consent or approval or permit of, any Governmental Authority is necessary or required for, or in connection with, the valid and lawful authorization, execution, delivery, and performance by Seller of each Transaction Document to which Seller is a party or the consummation by Seller of the transactions contemplated thereby.
     3.9. Consents. Except for third-party notices and third-party consents, approvals and waivers which the failure to obtain would not have a Material Adverse Effect, Seller has given all of the third-party notices and procured all third-party consents, approvals, and waivers necessary to permit the consummation by Seller of the transactions contemplated hereby as set forth on Section 3.9 of the Seller Disclosure Schedule, including obtaining a release of the Liens described in Section 3.5 of the Seller Disclosure Schedule.
     3.10. Litigation. There are no Actions related to the Business or Acquired Assets to which Seller is a party (either as plaintiff or defendant) pending or, to Seller’s Knowledge, threatened that, individually or collectively, would be reasonably likely to result in a Material Adverse Effect, or that question the validity of the Transaction Documents or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement. There are no outstanding judgments, orders, decrees, citations, fines or penalties or written notices of violation against Seller affecting the

Business or Acquired Assets under any Legal Requirement that, individually or collectively, would be reasonably likely to result in a Material Adverse Effect.
     3.11. Affiliated Transactions. Except as set forth on Section 3.11 of the Seller Disclosure Schedule, no Affiliate of Seller owns or otherwise has any rights to or interests in any Acquired Asset.
     3.12. Seller Financial Statements. All financial statements of Seller (including the notes to such financial statements) included in Seller’s Annual Report on Form 10-K for the fiscal year ended February 28, 2009 and Seller’s Quarterly Report on Form 10-Q for the quarter ended August 28, 2009 (collectively, the “Seller Financial Statements”) (i) are in accordance with the books and records of Seller in all material respects, (ii) present fairly in all material respects the financial position, results of operations, changes in stockholders’ equity and cash flow (as applicable) of Seller as of the respective dates and for the respective periods indicated, and (iii) have been prepared in conformity with GAAP applied in all material respects on a consistent basis through all the periods involved (subject, as to Seller’s Quarterly Report on Form 10-Q for the quarter ended August 28, 2009, any year end accruals). Except as set forth on Section 3.12 of the Seller Disclosure Schedule, Seller has no material Liabilities related to the Party Channel Business or the Acquired Assets which would be of the type required by GAAP to be disclosed in the Seller Financial Statements, other than (i) those disclosed (or reserved against) in the Seller Financial Statements or in Seller’s periodic reports, including any Form 10-Q since February 28, 2009, or specifically reflected in the notes thereto, (ii) those arising in the Ordinary Course of Business since August 28, 2009, (iii) that are incurred under or as a result of this Agreement or the Transaction Documents, or (iv) are otherwise disclosed in the Seller Disclosure Schedule.
     3.13. Customers. Section 3.13 of the Seller Disclosure Schedule lists the ten largest Party Channel customers (based on net sales) for calendar 2009 until October 31, 2009 (the “Key Seller Customers”). Since January 1, 2009, except as set forth on Section 3.13 of the Seller Disclosure Schedule, no Key Seller Customer set forth on the Seller Disclosure Schedule, and no Party Channel customer or group of Party Channel customers, whose sales would have a Material Adverse Effect on the Business, has terminated or materially and adversely altered its relationship with the Business, and Seller has not received any written notice from any Key Seller Customer, or material Party Channel customer or customers, of its intention to terminate or materially and adversely alter its relationship with the Business.
     3.14. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 3 ARE THE ONLY REPRESENTATIONS AND WARRANTIES BEING MADE BY SELLER AND ITS AFFILIATES IN THIS AGREEMENT. EXCEPT AS SET FORTH IN THIS ARTICLE 3 OR IN ANY OTHER TRANSACTION DOCUMENT, NONE OF THE SELLER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE BUSINESS OR ANY OF THE ACQUIRED ASSETS, INCLUDING WITH RESPECT TO

(I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (II) WARRANTY AGAINST INFRINGEMENT, (III) THE OPERATION OF THE BUSINESS BY THE BUYER AFTER THE CLOSING OR (IV) THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS AFTER THE CLOSING, ALL OF WHICH ARE HEREBY DISCLAIMED.
4. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller that:
     4.1. Organization and Qualification of Buyer and Amscan. Each of Buyer and Amscan is a corporation that is duly organized, validly existing, and in good standing under the laws of its respective state of incorporation and each has the requisite corporate power and authority to own and use its assets and carry on its business as it is now being conducted, except where the failure to have one would not have a material adverse effect on the Buyer, its Affiliates or the transactions described herein. Each of Buyer and Amscan is duly qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing has not had, and is not reasonably likely to have, a material adverse effect on the Buyer, its Affiliates or the consummation of the transaction described herein.
     4.2. Authorization of Transaction. Each of Buyer and Amscan has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and has taken all corporate action necessary to authorize the consummation of the transactions contemplated by the Transaction Documents to which it is a party and the performance of its obligations contemplated thereby. Each of the Transaction Documents to which it is a party has been duly executed and delivered by Buyer or Amscan and is or will be, as applicable, enforceable against the Buyer and Amscan in accordance with their terms, subject to the Enforceability Exceptions.
     4.3. Noncontravention. Neither the execution and the delivery of any Transaction Document, nor the consummation of the transactions contemplated thereby, will (i) violate any material Legal Requirement to which Buyer or Amscan is subject, (ii) result in a material breach or violation of, or default under, any material Contractual Obligation of Buyer or Amscan, (iii) require any action by (including any authorization, consent or approval), or in respect of (including notice to), any Person under any material Contractual Obligation of Buyer or Amscan, or (iv) result in a breach or violation of, or default under, Buyer’s or Amscan respective charter or bylaws.
     4.4. Brokers’ Fees. Neither Buyer nor Amscan has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by the Transaction Documents for which Seller could become liable or obligated.

     4.5. Consents. Buyer has given all of the third-party notices and procured the third-party consents, approvals, and waivers necessary to permit the consummation by Buyer and Amscan of the transactions contemplated by the Transaction Documents.
     4.6. Available Funds. As of the date hereof, Buyer and Amscan have readily available funds sufficient to allow Buyer and Amscan to consummate the transactions contemplated by the Transaction Documents.
     4.7. Litigation. There are no Actions to which Buyer is a Party (either as plaintiff or defendant) or to which either of its assets are subject pending or, to Buyer’s Knowledge, threatened that question the validity of the Transaction Documents or of any action taken or to be taken pursuant to or in connection with the provisions of the Transaction Documents. No Action is pending or threatened wherein an unfavorable injunction would be reasonably likely to have a material adverse effect on the Buyer, its Affiliates or the transactions described herein.
     4.8. Financial Statements. All financial statements of Buyer (including the notes to such financial statements) included in Buyer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and the Quarterly Report on Form 10-Q for the nine months ended September 30, 2009 (collectively, the “Buyer Financial Statements”) (i) are in accordance with the books and records of Buyer in all material respects, (ii) present fairly in all material respects the financial position, results of operations, changes in stockholders’ equity and cash flow (as applicable) of Buyer as of the respective dates and for the respective periods indicated, and (iii) have been prepared in conformity with GAAP applied in all material respects on a consistent basis through all the periods involved (except as to the quarterly statements, for normal year end accruals). Buyer has no material Liabilities which would be of the type required to be disclosed by GAAP in the Buyer Financial Statements or in Buyer’s periodic reports, including any Form 10-Q since December 31, 2008, other than (i) those disclosed in the Buyer Financial Statements or in Buyer’s periodic reports, including any Form 10-Q since December 31, 2008, (ii) those arising in the ordinary course of business since September 30, 2009, or (iii) that are incurred under or as a result of the Transaction Documents.
     4.9. Customers. With regard to each of CVS Caremark Corporation, Bashas’ Inc. and Wegmans Food Markets, Inc. (the “Key Buyer Customers”), since January 1, 2009, no Key Buyer Customer has terminated or materially and adversely altered its relationship as it relates to the purchase of Party Goods with the Buyer and Buyer has not received any written notice from any Key Buyer Customer of its intention to terminate or materially and adversely alter its relationship with the Buyer as it relates to the purchase of Party Goods.
5. POST CLOSING COVENANTS.
     5.1. Employees. The Parties acknowledge and agree that Buyer is not hiring any employees of Seller or the Business in connection with the transactions contemplated by this Agreement or the Transaction Documents. Following the Closing, Seller shall remain and shall be solely responsible for all payments and obligations to all employees employed in the Business, including, without limitation, any severance and other costs and expenses incurred in connection with termination of such employees, as applicable and Seller shall comply with all applicable Legal Requirements in connection therewith.
     5.2. Further Assurances. At any time and from time to time after the Closing, at the request of either Party and without further consideration, each Party will execute and deliver to the other Party such additional instruments of sale, transfer, conveyance, assignment and confirmation, and take such action, as the requesting Party may reasonably determine is necessary to effectuate the provisions and purposes of this Agreement.
     5.3 Third Party License Agreements. From and after the Closing Date, Buyer covenants and agrees that in the event Seller becomes obligated to pay any royalty, commission or other payment to a third-party licensor of intellectual property related to Party Goods inventory purchased from Seller hereunder because such third-party licensor, Buyer and Seller, as the case may be, are not able to come to an agreement as contemplated by the Joint License Agreement that provides that Buyer shall pay such amounts directly to the applicable licensor for the subsequent resale of such Party Goods inventory by Buyer or otherwise, Buyer agrees that it shall be responsible for such payment and agrees to pay Seller such amount within thirty (30) days of Seller’s invoicing of the same to Buyer following sale of such inventory by Buyer.
     5.4 Non-Compete.
     (a) Neither Seller, nor any of its Affiliates, nor their respective subsidiaries, assigns and successors (collectively, the “Restricted Parties” and each a “Restricted Party”), shall, directly or indirectly, at any time during the term of the Supply Agreement entered into of even date herewith between the Parties or their Affiliates engage in the manufacture of Party Goods anywhere in the United States (and its territories and possessions), Canada or Mexico (the “Territory”). Notwithstanding the foregoing, nothing herein shall prevent any Restricted Party from (A) acquiring a twenty-five percent (25%) or less interest of an entity whose then-existing business is in violation of this Section 5.4 so long as less than twenty-five percent (25%) of the annual revenues from such acquired entity’s business is from the manufacture of Party Goods, (B) engaging in the activities restricted hereby if Seller terminates the Supply Agreement entered into of even date herewith between the Parties or their Affiliates in accordance with Section 10 thereof, or (C) acquiring (through merger, stock purchase or sale of all or substantially all of the assets or otherwise) ownership of more than twenty-five percent (25%) of an equity interest in any Person with a Party Goods business in violation of this Section 5.4 unless the applicable Restricted Party consummates the divestiture of the competing business within twelve (12) months of the closing of such acquisition or such competing business otherwise agrees to be bound by the terms hereof. Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict in any way the ability of Seller’s foreign subsidiaries and Affiliates from manufacturing or purchasing Party Goods from any Person for sale outside the Territory.
     (b) Seller acknowledges that (i) this Section 5.4 and the restrictions set forth herein is a material inducement to Buyer entering into this Agreement, (ii) it would impair the goodwill acquired by Buyer and reduce the value of the Acquired Assets obtained by Buyer through the transactions contemplated hereby if any Restricted Party were to violate of the obligations contained herein, and (iii) the foregoing restrictions on competition are fair and reasonable in the type of prohibited activity and both geographic and temporal scope.
     (c) Seller acknowledges that irreparable injury will result to Buyer in the event of a breach or threatened breach of any of the covenants contained in this Section 5.4, the exact amount of which will be difficult to ascertain and that remedies at law for any such breach would be inadequate, and that therefore, Seller agrees that in the event of any such breach or threatened breach of any of the provisions set forth herein, Buyer shall be entitled, in addition to any other remedies available to it (including, without limitation, monetary damages), to equitable relief without posting any bond or other undertaking in the form of an injunction or otherwise to restrain any such breach hereof by Seller or any other Restricted Party.
     (d) If any of the covenants contained in this Section 5.4 is found by a court of competent jurisdiction to be invalid or unenforceable as against public policy or for any other reason, such court is directed to exercise its discretion to reform such covenant to the end that the Restricted Parties shall be subject to noncompetition covenants that are reasonable under the circumstances and are enforceable by Buyer.
     5.5 Insurance of Equipment.
     (a) Seller acknowledges and agrees that during the Transition Period, Seller shall maintain insurance against property damage and injury relating to the Equipment in accordance with its current practice, and, subject to the terms of this Agreement, shall indemnify Buyer for all Losses resulting from damage to the Equipment or personal injury due to the operation of said Equipment occurring while Seller remains in possession of the Equipment during the Transition Period.
6. INDEMNIFICATION.
     6.1. Buyer’s Indemnification. Subject to the limitations set forth in this Article 6, Buyer shall indemnify and hold harmless, Seller, and its stockholders, members, managers, officers, directors, employees, agents and Affiliates (collectively, the “Seller Indemnitees”) from, against and in respect of losses, claims, actions, damages, liabilities, obligations, fines, proceedings, deficiencies, and out-of-pocket costs and expenses, including reasonable attorneys’ fees and disbursements (collectively, “Losses”) arising from or related to any of the following:
     (a) any breach or default in performance by Buyer of any covenant or agreement of Buyer contained in this Agreement or any Transaction Document; and
     (b) any breach of, or inaccuracy in, any representation or warranty made by Buyer in this Agreement or any Transaction Document.

     6.2. Seller’s Indemnification. Subject to the limitations set forth in this Article 6, Seller shall indemnify and hold harmless, Buyer, and its stockholders, members, managers, officers, directors, employees, agents and Affiliates (collectively, the “Buyer Indemnitees”) from, against and in respect of Losses arising from or related to any of the following:
     (a) any breach or default in performance by Seller of any covenant or agreement of Seller contained in this Agreement or any Transaction Document;
     (b) any breach of, or inaccuracy in, any representation or warranty made by Seller in this Agreement or any Transaction Document; or
     (c) The imposition by a third Party of any Retained Liability on Buyer.
     6.3. Time Limitations; Indemnity Baskets and Ceilings.
     (a) No claim may be made or suit instituted under Section 6.1(b) or Section 6.2(b) or with regard to a representation and warranty in a Transaction Document after the close of business on the date that is (i) with regard to a claim made or suit instituted under Section 6.1(b) or Section 6.2(b), eighteen (18) months after the Closing Date, and (ii) with regard to a claim made or suit instituted under a Transaction Document other than this Agreement, eighteen (18) months after the termination of the applicable Transaction Document. Notwithstanding the foregoing, the eighteen (18) month time limitation described herein shall not apply to Third Party Claims arising in connection with this Agreement or any Transaction Document, which Third Party Claims shall survive until the expiration of the applicable statute of limitations, and such Third Party Claims shall be handled as set forth in Section 6.5.
     (b) Claims may be made or suits instituted at any time if such claims or suits are based upon fraud or intentional misrepresentation or are under Section 6.1(a), Section 6.2(a) or Section 6.2(c) (subject to any applicable statutes of limitation or express time limitation set forth herein or in any Transaction Document).
     (c) For purposes of this Article 6, any claim for indemnification not involving a Third Party Claim (which shall be handled as set forth in Section 6.5 hereof) shall be duly made by delivering written notice of such claim describing with reasonable specificity (in light of the facts then known) the amount and basis of such claim to Buyer or Seller, as applicable, prior to the applicable limitation date specified in this Section 6.3.
     (d) Notwithstanding the limitation dates set forth in this Section 6.3, obligations to indemnify shall not terminate with respect to any claim as to which the Indemnified Party shall have, before the expiration of the applicable time limitation and any applicable statute of limitation, made a bona fide claim by delivering notice in accordance with this Article 6.
     (e) Except with regard to fraud or intentional misrepresentation (and as further limited by Section 6.4 hereof) and except with regard to additional indemnification rights set forth in any applicable Transaction Document with regard to a breach of such Transaction Document, Seller shall have no liability under this Article 6 to indemnify any Buyer Indemnitees for any one or more Losses unless and solely to the extent that the aggregate of all such Losses exceeds $120,000.00 (the “Indemnity Threshold”), in which event Buyer Indemnitees shall be entitled to indemnification for all Losses from the first dollar of Losses. The foregoing limitations do not apply to claims for indemnification under the representations and warranties set forth in Section 3.6 or claims based on fraud or intentional misrepresentation. For clarification purposes only (i) all claims that are subject to the Indemnity Threshold, whether pursuant to this Agreement or one or more Transaction Documents, shall be aggregated to satisfy the Indemnity Threshold (i.e., there is not a separate Indemnity Threshold for this Agreement and each Transaction Document), and (ii) where a particular Transaction Document provides a remedy that is in addition to the indemnification provisions set forth herein, such remedy will not be subject to the Indemnity Threshold. In addition, the maximum amount that the Buyer Indemnitees may recover, in the aggregate from Seller under this Article 6 shall not exceed Forty-Five Million, Eight Hundred and Eighty Thousand ($45,880,000) (the “Indemnity Cap”). For clarification purposes only (i) all claims that are subject to the Indemnity Cap, whether pursuant to this Agreement or one or more Transaction Documents, shall be aggregated to satisfy the Indemnity Cap (i.e., there is not a separate Indemnity Cap for this Agreement and each Transaction Document), and (ii) where a particular Transaction Document provides a remedy that is in addition to the indemnification provisions set forth herein, such remedy will be subject to the Indemnity Cap.
     (f) Notwithstanding anything in this Article 6 to the contrary, Buyer shall have no liability under Section 6.1(b) to indemnify any Seller Indemnitees for any one or more Losses unless and solely to the extent that the aggregate of all such Losses exceeds the Indemnity Threshold, in which event Seller Indemnitees shall be entitled to indemnification for all Losses from the first dollar of Losses. For clarification purposes only (i) all claims that are subject to the Indemnity Threshold, whether pursuant to this Agreement or one or more Transaction Documents, shall be aggregated to satisfy the Indemnity Threshold (i.e., there is not a separate Indemnity Threshold for this Agreement and each Transaction Document), and (ii) where a particular Transaction Document provides a remedy that is in addition to the indemnification provisions set forth herein, such remedy will not be subject to the Indemnity Threshold. In addition, the maximum amount that the Seller Indemnitees may recover, in the aggregate from Buyer under this Article 6 shall not exceed the Indemnity Cap. For clarification purposes only (i) all claims that are subject to the Indemnity Cap, whether pursuant to this Agreement or one or more Transaction Documents, shall be aggregated to satisfy the Indemnity Cap (i.e., there is not a separate Indemnity Cap for this Agreement and each Transaction Document), and (ii) where a particular Transaction Document provides a remedy that is in addition to the indemnification provisions set forth herein, such remedy will be subject to the Indemnity Cap. The foregoing limitations do not apply to claims for indemnification based on fraud or intentional misrepresentation, are further limited by Section 6.4 hereof and shall not apply to the extent otherwise set forth in any applicable Transaction Document with regard to a breach of such Transaction Document.

     (g) Notwithstanding the foregoing, Seller’s limitation of liability for defective Initial Inventory and/or True-Up Inventory shall be the return of the purchase price of such goods, including shipping paid by Buyer, and under no circumstances will Seller be liable to Buyer for any consequential damages or lost profits (except in each case as it relates to a Third Party Claim, claims arising out of fraud or intentional misrepresentation, or any additional rights provided elsewhere herein).
     6.4. Certain Other Indemnity Matters, Further Limitations. Except with respect to claims relating to fraud or intentional misrepresentation, as specifically set forth in Section 5.4, or any other additional indemnity or other rights set forth in any other Transaction Document, from and after the Closing, the sole and exclusive remedies of each Seller Indemnitee and each Buyer Indemnitee as against Buyer or Seller respectively with respect to any and all claims of any kind whatsoever relating to the subject matter of this Agreement and the Transaction Documents shall be pursuant to the indemnification provisions set forth in this Article 6. In furtherance of and subject to the foregoing, the Seller and Buyer hereby waive, to the fullest extent permitted under applicable Legal Requirement, and agree not to assert and to cause each of the other Seller Indemnitees and Buyer Indemnitees not to assert in any Action of any kind, any and all rights, claims and causes of action it may now or hereafter have against any Party and any of their respective Affiliates and their respective stockholders, officers, directors, employees, agents and representatives and their respective Affiliates relating to the subject matter of this Agreement and any Transaction Document, other than claims for indemnification asserted as permitted by and in accordance with the provisions set forth in this Article 6 (including any such rights, claims or causes of action arising under or based upon common law or other Legal Requirements). Upon making any payment to an Indemnified Party for any indemnification claim pursuant to this Article 6, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against other Persons with respect to the subject matter underlying such indemnification claim. Any Loss pursuant to this Article 6 shall be net of insurance proceeds and Tax benefits actually received by a Buyer Indemnified Party or Seller and the Indemnifying Party (a) irrevocably acknowledges in writing full responsibility for and agrees to fully indemnify the Indemnified Party, and (b) furnishes satisfactory evidence of the financial ability to indemnify the Indemnified Party. For purposes of calculating any Loss hereunder, any materiality or Material Adverse Effect qualifications in any representations and warranties shall be disregarded. To the extent permitted under applicable Legal Requirements, any and all payments pursuant to this Article 6 under this Agreement shall be deemed for Tax purposes to be adjustments to the Purchase Price. The Parties shall take all reasonable steps to mitigate all such Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses with respect to which indemnification may be requested hereunder or under any Transaction Document.
     6.5. Third Party Claims. Promptly after the receipt by any Person entitled to indemnification pursuant to this Article 6 (the “Indemnified Party”) of notice of the assertion of a claim or the commencement of any Action against such Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall, if a claim with respect thereto is to be made against any party obligated to provide indemnification pursuant to this Article 6 (the “Indemnifying Party”), give such Indemnifying Party written notice thereof in reasonable detail in light of the circumstances then known to such Indemnified Party. The failure to give such notice shall not relieve any Indemnifying Party from any obligation hereunder except where, and then solely to the extent that, such failure actually and materially prejudices the rights of such Indemnifying Party. Such Indemnifying Party shall have the right, at its option, to defend such claim, at such Indemnifying Party’s expense and with counsel of its choice reasonably satisfactory to the Indemnified Party, provided that the Indemnifying Party conducts the defense of such claim actively and diligently. If the Indemnifying Party assumes the defense of such claim, the Indemnified Party agrees to reasonably cooperate in such defense so long as the Indemnified Party is not materially prejudiced thereby and the Indemnifying Party (a) irrevocably acknowledges in writing full responsibility for and agrees to fully indemnify the Indemnified Party, and (b) furnishes satisfactory evidence of the financial ability to indemnify the Indemnified Party. The Indemnified Party may retain separate co-counsel at its sole cost and expense and may participate in the defense of such claim. No Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to a Third Party Claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld, provided that such consent shall be granted in connection with any settlement (i) containing a full release of the Indemnified Party and (ii) in the case of a consent from an Indemnified Party, involves only monetary damages. In the event the Indemnifying Party does not defend or ceases to conduct the defense of such Third Party Claim, (x) the Indemnified Party may defend against, and, consent to the entry of any judgment or enter into any settlement with respect to, such Third Party Claim, (y) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against such Third Party Claim, including reasonable attorneys’ fees and expenses and (z) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer as a result of such Third Party Claim to the full extent provided in this Article 6.
     6.6. Information. Each Party hereby agrees to provide to the other Party on request all information and documentation in its possession or control that is not protected by attorney-client privilege, attorney work-product or otherwise protected and that is reasonably necessary to support and verify any Losses which give rise to a claim for indemnification pursuant to this Article 6 and to provide reasonable access to all books, records and personnel in their possession or under their control which would have a bearing on such claim.
7. MISCELLANEOUS.
     7.1. Press Releases and Public Announcements. Subject to this Section 7.1, no press release, publicity or other form of public written disclosure related to this Agreement shall be permitted by either party to be published or otherwise disclosed unless the other party has indicated its consent to the form of release in writing, except for any disclosure as is deemed necessary or advisable, in the reasonable judgment of the responsible party, to comply with national, federal or state laws or regulations with respect to regulatory reporting or disclosure obligations, including without limitation, under securities laws and stock exchange rules and regulations and further including without limitation, in filings on Form 8-K or 10-Q as the case may be.
     7.2. Entire Agreement. This Agreement, including the Seller Disclosure Schedules and the other Transaction Documents, constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto. In the event of any conflict between the terms of this Agreement and any agreement or document entered into or delivered in accordance herewith, including any purchase order, terms and conditions of supply or any other document delivered in accordance herewith, the terms of this Agreement shall prevail.
     7.3. Succession and Assignment; No Third-Party Beneficiary. This Agreement and the rights of the Parties hereunder may not be assigned by operation of law or otherwise. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and the successors and permitted assigns thereof. This Agreement is for the sole benefit of the Parties and their successors and permitted assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the Parties and such successors and permitted assignees, any legal or equitable rights hereunder (other than the provision of Article 6 relating to indemnified parties).
     7.4. Counterparts. This Agreement may be executed in any number of counterparts, (including by facsimile transmission or by electronic mail with scan or attachment signature) each of which will be deemed an original, but all of which together will constitute but one and the same instrument.
     7.5. Headings. The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.
     7.6. Notices. Any and all notices required hereunder shall be in writing and shall be (a) sent by certified, first-class mail, postage prepaid, (b) sent by national overnight courier or (c) delivered by facsimile (with the original promptly sent by any of the foregoing manners), to the addresses or facsimile numbers of the other Party as set forth below. The effective date of any notice hereunder shall be the date of receipt by the receiving Party:

If to Buyer:	Amscan Inc.
80 Grasslands Road
Elmsford, New York 10523
Facsimile: (914) 345-2056
Attention: James M. Harrison, President

And
Kurzman Eisenberg Corbin & Lever, LLP
One North Broadway
White Plains, New York 10601
(914) 285-9855
Attention: Joel S. Lever, Esq.

If to Seller:	American Greetings Corporation
One American Road
Cleveland, Ohio 44144
Phone: (216) 252-7300
Fax: (216) 252-6741
Attention: Zev Weiss, Chief Executive Officer
Catherine Kilbane, Esq., General Counsel
     7.7. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware.
     7.8. Amendments and Waivers. No alternation, waiver, cancellation, or any other change or modification in any term or condition of this Agreement, or any agreement contemplated to be negotiated or reached pursuant to the terms of this Agreement, shall be valid or binding on either party unless made in writing and signed by duly authorized representatives of both Parties. Any waiver of breach or default pursuant to this Agreement shall not be a waiver of any other subsequent default. Failure or delay by either party to enforce any term or condition of this Agreement shall not constitute a waiver of such term or condition.
     7.9. Severability. To the extent any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, that provision notwithstanding, the remaining provisions of this Agreement shall remain in full force and effect and such invalid or unenforceable provision shall be deleted.
     7.10. Expenses. Each of Buyer, Amscan, and Seller will bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby. Buyer shall pay any sales, use, excise, transfer or other similar Tax imposed with respect to the transactions contemplated by this Agreement.
     7.11. Construction. This Agreement is the result of negotiation between the Parties and their respective counsel. This Agreement will be interpreted fairly in accordance with its terms and conditions and without any strict construction in favor of either Party. Any ambiguity shall not be interpreted against the drafting Party.
     7.12. Incorporation of Schedules. The Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
     7.13. Arbitration. Except as expressly set forth in this Agreement, all disagreements, disputes, controversies and claims arising out of this Agreement, shall be submitted to and resolved by arbitration in New Castle County, Delaware before a commercial panel of three arbitrators in accordance with and pursuant to the Commercial Arbitration Rules of the American Arbitration Association, as then in effect. The arbitrators shall be selected by mutual agreement of the Parties, or if no agreement can be reached, the arbitrators shall be selected by the American Arbitration Association. Each of the arbitrators shall be licensed attorneys with at least fifteen (15) years experience in the negotiation and performance of commercial contracts. The discovery period shall last no more than thirty (30) days after the arbitrators shall declare the discovery period commenced, and each Party may conduct no more than five (5) depositions. The arbitrators shall issue a reasoned opinion in support of their award. The determination of any such panel of arbitrators shall be final and binding on the Parties. The service of any notice, process, motion or other document in connection with an arbitration proceeding or for the enforcement of any arbitration award may be made as set forth in this Agreement (other than by telecopier). The provisions of this section shall not be deemed to preclude any Party hereto from seeking preliminary injunctive or other equitable relief to protect or enforce its rights hereunder pending arbitration, or to prohibit any court from making preliminary findings of fact in connection with granting or denying such preliminary injunctive relief pending arbitration, or to preclude any Party hereto from seeking permanent injunctive or other equitable relief after and in accordance with the decision of the arbitrators. Nothing herein shall be construed to mean that any decision of the arbitrator is subject to judicial review or appeal, and the Parties hereto hereby waive any and all rights of judicial appeal or review, on any ground whatsoever. Each Party shall bear its own costs and expenses in the event of any dispute hereunder.
     7.14. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
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Asset Purchase Agreement
     IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first above written.

Buyer:	AMSCAN HOLDINGS, INC.

	By:	/s/ James M. Harrison
Name: James M. Harrison
Title: President

Seller:	AMERICAN GREETINGS CORPORATION

	By:	/s/ Jeffrey Weiss
Name: Jeffrey Weiss
Title: President and Chief Operating Officer
The Registrant will furnish supplementally to the Commission copies of any omitted Schedule or Exhibit to this Agreement upon the Commission’s request.